AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

                 This Amended and Restated Employment Agreement (this “Agreement”) is made as of October 21, 2008, by and between Trailer Bridge, Inc. (the “Company”), and John D. McCown, Jr. (the “Executive”).

                 WHEREAS, the Company desires to continue to employ Executive in accordance with the terms and conditions stated in this Agreement; and

                 WHEREAS, Executive desires to continue that employment pursuant to the terms and conditions of this Agreement.

                 NOW, THEREFORE, in consideration of the premises and of the mutual covenants and undertakings stated herein, the parties agree as follows:

I.	Employment.

                         1.1      Employment As Executive. The Company hereby agrees to employ Executive as Chief Executive Officer (hereafter “CEO”) for a term commencing the effective date of this Agreement and ending December 31, 2010. Executive accepts such employment pursuant to the terms of this Agreement. Executive shall have general and active management of the business and affairs of the Company, subject to the control of the Board. Executive shall from time to time make such reports of the affairs of the Company as the Board may require and shall perform such other duties as the Board may from time to time determine.

                         1.2      Term. After the initial term, this Agreement will automatically be renewed for additional one year terms if Executive or the Company fail to give the other party written notice of intent not to renew three (3) months or more prior to the Agreement’s termination date.

                         1.3      Exclusive Services. Executive agrees to devote his full time, attention, and energy to performing his duties and responsibilities to the Company under this Agreement during the period that this Agreement is in effect. Notwithstanding the foregoing, the Executive may (i) serve on the boards of directors or equivalent bodies of nonprofit organizations and business entities, (ii) undertake outside speaking and writing engagements not related to the Company’s business, and (iii) continue to engage in private investment activities, in each case provided that none of the foregoing activities materially interferes with the performance of the Executive’s duties hereunder or creates a potential business conflict or the appearance thereof. The Company hereby acknowledges that the Executive shall be entitled to continue serving as a member of the board of directors of Firstmark Corporation provided that such service does not, in the future, materially interfere with the performance of the Executive’s duties hereunder or create a potential business conflict or the appearance thereof. The Executive shall be entitled to retain any compensation received on account of services rendered in accordance with this Section.

II.	Compensation, Equity Ownership, Benefits, and Perquisites.

                         2.1      Salary. During the term of this Agreement, the Company shall continue to pay Executive a salary at the annual rate of $380,786. The salary shall be payable in accordance with the Company’s standard payroll policy. Executive’s salary shall be increased only by formal action of the Company’s Compensation Committee and Board of Directors. The salary shall be reviewed by the Compensation Committee on an annual basis.

                         2.2      Vacations. Executive shall be entitled to four (4) weeks of paid vacation per year.

                         2.3      Bonuses. Bonuses shall be determined by the Compensation Committee. The target bonus which shall serve as a guidepost for the committee will be 100% of salary. Executive’s cash bonuses shall be payable within 30 days following the issuance of the year end audit by the Company’s outside auditing firm, but in no event later than 2½ months following the end of the year for which the bonus is earned. The Committee may also consider bonuses in the form of restricted stock or options. All bonuses including cash, restricted stock and stock options shall be subject to the approval of the Board of Directors

                         2.4      Employee Benefits. Executive shall be entitled to the benefits and perquisites which the Company generally provides to its other executive employees under the applicable Company plans and policies. Executive’s participation in such benefit plans shall be on the same basis as applies to other executive employees of the Company and subject to the terms of applicable law, plan documents, and insurance policies.

                         2.5      Employment Taxes and Withholding. Executive recognizes that the compensation, benefits, and other amounts provided by the Company under this Agreement may be subject to federal, state, or local income taxes. All such taxes shall be the responsibility of the Executive. To the extent that federal, state, or local law requires withholding of taxes on compensation, benefits, or other amounts provided under this Agreement, the Company shall withhold the necessary amounts from the amounts payable to Executive under this Agreement.

                         2.6      Expenses. Executive shall be entitled to receive reimbursement from the Company (in accordance with the policies and procedures then in effect for the Company’s employees) for all reasonable travel and other expenses incurred by him in connection with his services under this Agreement.

III.	Termination of Executive’s Employment.

                         3.1      Termination of Employment. Executive’s employment under this Agreement may be terminated by the Company at any time for any reason; provided however, that if Executive’s employment is terminated by the Company without Cause after the effective date of this Agreement, he will be entitled to receive severance pay equal to twenty-four months of his monthly base salary in effect on the date of termination, and if the termination without Cause occurs prior to December 31, 2008, Executive will receive additional severance pay equal to the base salary he would have received from the date of termination until December 31, 2008, had his employment not been so terminated. One-half of the severance pay to which Executive is entitled hereunder shall be payable in a lump sum as soon as practicable, but in no event later than 30 days after the date of Executive’s Separation from Service, and the remaining half shall be payable in equal periodic installments during the twenty-four months following the date of Executive’s Separation from Service, in accordance with the Company’s normal payroll schedule provided that Executive remains in compliance with his post-employment obligations under this Agreement. In addition, subject to the Executive’s continued compliance with his post-employment obligations under this Agreement, if Executive’s employment is terminated by the Company without Cause, the Executive shall be entitled to continued participation in the Company’s health plan as an active employee (based on the elections in effect on the date of termination, including coverage for the Executive’s spouse and dependents (if applicable)) until the earlier of (i) the second anniversary of the termination of Executive’s employment, after which Executive shall be offered COBRA continuation coverage as if such second anniversary date was the date of Executive’s termination of employment, or (ii) the date that Executive is first eligible to participate in a major medical benefit program with substantially comparable benefits maintained by a successor employer. Notwithstanding the foregoing, if at the time of the Executive’s Separation from Service he is a Specified Employee, then the amount of any severance pay that would otherwise be payable during the first six months following Executive’s Separation from Service and that exceeds two times the lesser of (i) the Executive’s annual base salary for the year prior to the year of his Separation from Service and (ii) the compensation limit in effect under Code Section 401(a)(17) for the year in which his Separation from Service occurs, shall be accumulated and paid in a lump sum on the day immediately following the date that is six months after Executive’s Separation from Service. Thereafter, the severance payments shall be paid in accordance with the Company’s normal payroll schedule as provided herein (i.e., such that the severance payments shall be fully-paid at the end of the twelve-month period following the date of Executive’s Separation from Service). For purposes of this Agreement:

(a) “Cause” shall mean (i) any indictment or information being filed against Executive involving fraud, embezzlement, theft, dishonesty or other criminal conduct, (ii) any breach of fiduciary duty by Executive, or (iii) any breach by Executive not remedied within ten (10) days after written notice thereof from the Company’s Board of Directors.

(b) “Separation from Service” and “Specified Employee” shall have the meanings ascribed to such terms in the regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), applying the default rules thereof.

Executive’s employment under this Agreement may be terminated by Executive at any time for any reason. The termination shall be effective as of the date specified by the party initiating the termination in a written notice delivered to the other party, which date shall not be earlier than the date such notice is delivered to the other party. Except as expressly provided to the contrary in this Agreement or applicable law, Executive’s rights to compensation and benefits (excluding benefits that have vested under the Company’s benefit plans) shall cease on the date his employment under this Agreement terminates. Resignation by Executive following a material breach of this Agreement by the Company will be treated as a termination without Cause, provided that (i) Executive provides written notice to the chairperson of the Compensation Committee within thirty (30) days of the Company’s material breach of this Agreement setting forth the nature of the breach, (ii) the Company does not cure such breach within thirty (30) days after receipt of Executive’s notice, and (iii) the Executive terminates employment before the second anniversary of the date of the Company’s material breach of this Agreement.

                         3.2      Executive’s Disability. In the event that Executive becomes unable to perform the essential duties of his position as CEO for more than thirty (30) days, due to a mental or physical disability, the Company shall pay Executive his monthly base salary for up to a nine (9) month period. At the conclusion of the nine (9) month disability leave of absence, if Executive is unable to return to work, Executive’s employment under this Agreement shall terminate. If Executive returns to work prior to the conclusion of the nine (9) month disability leave and subsequently, due to the same mental or physical disability, becomes again unable to perform for more than thirty (30) days, he shall be entitled to receive his monthly base salary for the remainder of his original nine (9) month leave period. If Executive is unable to return to work following the conclusion of such subsequent disability leave of absence, Executive’s employment under this Agreement shall terminate.

                         3.3      Termination for Death. The Executive’s employment shall terminate upon the Executive’s death. In that event, the Company shall pay Executive’s estate the equivalent of nine month’s severance pay in accordance with the Company’s normal payroll schedule and shall continue Executive’s family health care benefits for such nine-month period as well.

IV.	Non-Competition, Confidentiality and Trade Secrets.

                         4.1      Agreement Not to Compete. Executive agrees that, on or before the date that is twelve months after the date Executive’s employment under this Agreement terminates under Section 3.1, he will not, unless he receives the prior written approval of the Company or unless the Company is in default hereunder, directly or indirectly engage in any of the following actions:

(a) Own an interest in (except as provided below), manage, operate, join, control, lend money or render financial or other assistance to, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any entity whose products or services compete directly with the Company in North America. However, nothing in this subsection (a) shall preclude Executive from holding less than one percent of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities of which are listed on any securities exchange, quoted on the National Association of Securities Dealers Automated Quotation System, or traded in the over-the-counter market.

(b) Intentionally solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company, any person who is employed by or otherwise engaged to perform services for the Company, (including, but not limited to, any independent sales representatives or organizations), or any persons or entity who is, or was within the then most recent 12-month period, a customer or client of the Company, whether for Executive’s own account or for the account of any other individual, partnership, firm, corporation or other business organization.

If the scope of the restrictions in this Section IV are determined by a court of competent jurisdiction to be too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be construed or rewritten so as to be enforceable to the maximum extent permitted by law, and Executive hereby consents, to the extent he may lawfully do so, to the judicial modification of the scope of such restrictions in any proceeding brought to enforce them.

                         4.2      Confidential Information. Executive acknowledges that, as CEO, he will be exposed to the Company’s Trade Secrets and Confidential Information. He therefore agrees to be subject to the following provisions:

(a) At no time during the term of this Agreement and thereafter will Executive, directly or indirectly to the detriment of the Company or its commercial interest, disclose to any third party (including any person, firm, or corporation) any Trade Secrets and Confidential Information of the Company other than an employee or affiliate of the Company, an insurance company that provides insurance coverage to the Company, a consultant engaged by the Company or an applicant for employment by the Company, in each case only on a need-to-know basis in the course of the Company’s business.

(b) Upon termination of his employment as CEO, Executive agrees that all documents, records, notebooks, computer storage cards, tapes or discs or similar repositories of information, including copies thereof, available to him as a result of his employment as CEO under this Agreement will be left with the Company (unless he is engaged by the Company in another capacity or as the parties may otherwise agree).

(c) As used herein “Trade Secrets and Confidential Information” of the Company includes any plan, method, or know-how, in connection with all phases of the Company’s business, including, without limitation, systems, procedures, software, manuals, confidential reports, customer lists, lists of temporary employees, financial information (including the revenues, costs or profits associated with any of the Company’s activities), business plans, prospects or opportunities and bidding practices and information disclosed to Executive by the Company or any employee or representative of the Company, whether or not acting in such capacity, as a consequence of his or her past, present, or future relationship with the Company.

(d) The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company, (iii) is required to be disclosed by legal process, other than as a direct or indirect result of the breach of this Agreement by Executive or (iv) is already known to Executive other than solely as a result of his duties as an employee for the Company.

                         4.3       Remedies. Executive acknowledges that the Company’s remedy at law for any breach or threatened breach by Executive of Section 4.1 or Section 4.2 will be inadequate. Therefore, the Company shall be entitled to injunctive and other equitable relief restraining Executive from violating those requirements, in addition to any other remedies that may be available to the Company under this Agreement or applicable law.

V.	Post-Termination Cooperation.

                         5.1      Agreement to Provide Transitional Consulting Services. Executive agrees to cooperate with the Company’s reasonable requests to provide post-termination services for a two-year period following a termination of employment during the term of this Agreement by the Company without Cause or by the Executive for any reason (other than as a result of his disability), unless the Company is in default under this Agreement, by making himself available, as reasonably requested by the Company from time to time, to provide services with respect to any matters Executive was involved in prior to such termination. Executive will be reimbursed for reasonable travel and miscellaneous expenses incurred in connection with the provision of consulting services hereunder. The Company will provide Executive reasonable advance notice of any request to provide consulting services, and will make all reasonable accommodations necessary to prevent Executive’s commitment hereunder from interfering with Executive’s employment obligations, if any. Executive shall not be required to provide more than an average of 20 hours of services per month pursuant to this Section 5.1.

VI.	Assignment of Inventions and Original Works.

                         6.1      Inventions and Original Works Assigned to the Company. Executive hereby agrees to make prompt written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company all of Executive’s right, title and interest in and to any patents, ideas, inventions, original works of authorship, developments, improvements or trade secrets which Executive may solely or jointly conceive or reduce to practice, or cause to be conceived or reduced to practice, during the period of this Agreement if such idea, invention, original works of authorship, developments, improvements, or trade secrets are in any way directly or indirectly, related to the Company’s business as now conducted or as may be conducted in the future.

                         6.2      Works Made for Hire. Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of this Agreement and which are protected by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

                         6.3      Obtaining Letters Patent, Copyright Registrations and Other Protections.

(a) Executive agrees to assist the Company in every proper way to obtain and enforce United States and foreign proprietary rights relating to any and all inventions, original works of authorship, developments, improvements or trade secrets of the Company in any and all countries. To that end, Executive shall execute, verify and deliver (A) such documents and perform such other acts (including appearing as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof and (B) assignments of such proprietary rights to the Company or its designee.

(b) Executive’s obligation to assist the Company with respect to proprietary rights in any and all countries shall continue beyond the termination of Executive’s employment, but the Company shall compensate Executive at a reasonable rate after the termination of this Agreement for the time actually spent by Executive at the Company’s request on such assistance.

(c) In the event the Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document needed in connection with the actions specified in the preceding paragraph, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Executive. Such appointment is coupled with an interest. Executive hereby waives and quitclaims to the Company any and all claims of any nature whatsoever which Executive now or may hereafter have for infringement of any proprietary rights assigned to the Company.

VII.	No Violation of Other Agreements.

                         7.1      Non-contravention. Executive represents and agrees that neither (a) Executive’s entering into this Agreement nor (b) Executive’s carrying out the provisions of this Agreement will violate any other agreement (oral or written) to which Executive is a party or by which Executive is bound.

VIII.	Miscellaneous.

                         8.1      Amendment. This Agreement may be amended only in a writing that is signed by both parties.

                         8.2      Entire Agreement. This Agreement contains the entire understanding of the parties with regard to the employment of the Executive by the Company. There are no other agreements, conditions, or representations, oral or written, expressed or implied, with regard thereto. This Agreement supersedes all prior agreements, promises, and representations relating to the employment of Executive by the Company, including but not limited to the Employment Agreement between the Company and Executive dated as of August 5, 2004.

                         8.3      Assignment. The Company may in its sole discretion assign this Agreement to any entity which succeeds to the business of the Company through merger, consolidation, a sale of all or substantially all of the assets of the Company, or any similar transaction. Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, Executive may not assign any of his rights or obligations under this Agreement.

                         8.4      Successors. Subject to Section 8.3, the provisions of this Agreement shall be binding upon the parties hereto, upon any successor to or assign of the Company, and upon Executive’s heirs and the personal representative of Executive or Executive’s estate.

                         8.5      Notices. Any notice, consent, waiver or other communication required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one business day after deposit for next-day delivery with a nationally-recognized overnight courier service, in each case properly addressed to the party to receive the same addressed as follows:

If to the Company, to:

William G. Gotimer, Jr.
Executive Vice President & General Counsel
Trailer Bridge, Inc.
1120 Avenue of the Americas
Suite 1503
New York, NY 10036

If to Executive, to:

John D. McCown, Jr.
25 Miller Road
Pound Ridge, NY 10576

or to such other addresses as either party may be designate in writing to the other party from time to time.

                         8.6      Return of Records and Property. Upon termination of his employment with the Company, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company.

                         8.7      Separate Representation. Executive hereby acknowledges that he has sought and received independent advice from counsel of Executive’s own selection in connection with this Agreement and has not relied to any extent on any representative or counsel of the Company in deciding to enter into this Agreement.

                         8.8      Waiver of Breach. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement. No waiver by the Company shall be valid unless in writing and signed by a person authorized to do so by the Board of Directors of the Company.

                         8.9      Severability. If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held by a final determination of a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement, and the invalid, illegal, or unenforceable provision shall be deemed replaced by a provision that is valid, legal, and enforceable and that comes closest to expressing intention of the parties.

                         8.10      Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York, without giving effect to conflict of law principles.

                         8.11      Headings. The headings of articles and sections herein are included solely for convenience and reference and shall not control the meaning of interpretation of any of the provisions of this Agreement.

                         8.12      Counterparts. This Agreement may be executed by either of the parties in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute a single instrument.

                IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

Trailer Bridge, Inc.
By: /s/ Douglas E. Schimmel
Name: Douglas E. Schimmel
Its: Chairman, Compensation Committee
By: /s/ John D. McCown, Jr.
John D. McCown, Jr.